EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

LABOR READY ANNOUNCES NEW BOARD MEMBER KEITH GRINSTEIN

TACOMA, WA, November 18, 2004—Labor Ready, Inc. (NYSE: LRW) has appointed Keith D. Grinstein to the company’s board of directors.

Grinstein has been a member of the board of directors of Coinstar since August 2001 and has served as its chairman since June 2002. He has held a number of senior executive positions at Nextel International, Inc., a telecommunications company, serving as its president from January 1996 to March 1999, its chief executive officer from January 1996 to August 1999 and a member of its board of directors from 1996 until 2002. Grinstein’s other past experience includes positions at AT&T Wireless Services, Inc. (formerly McCaw Communications). He is currently a partner of Second Avenue Partners, a venture capital fund, and a director of Nextera Enterprises Inc. and F5 Networks Inc. Grinstein holds a Bachelor of Arts degree from Yale University. He earned his Juris Doctorate Magna Cum Laude in 1986 from Georgetown University Law Center.

“We are pleased to welcome Keith to the board of directors,” said Labor Ready Chairman Bob Sullivan. “His leadership experience with publicly-traded companies both as a senior executive and board member will enable him to add strength to the board and serve as a valued advisor.”

Grinstein said, “I look forward to working with the company’s board and management team as they  grow this already impressive business through strong management and its focus on increasing revenues and profitability.”

About Labor Ready

Labor Ready is the nation’s leading provider of temporary manual labor, serving approximately 275,000 customers by providing a flexible, dependable workforce to such industries as freight handling, warehousing, landscaping, construction and light manufacturing. Annually, the Company puts nearly 600,000 people to work. Labor Ready operates nearly 800 locations in the United States, Canada, and the United Kingdom. For additional information, visit Labor Ready’s website at www.laborready.com

For more information, contact:
Stacey Burke
Director of Public Relations
Labor Ready, Inc.
(253) 680-8291